Exhibit 99.1

FOR IMMEDIATE RELEASE
August 31, 2018

ARC GROUP WORLDWIDE ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

DELAND, FL., August 31, 2018 – ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW) today announced Mr. Aaron Willman will join the Company’s management team to serve as Chief Financial Officer of the Company.  Mr. Willman succeeds R. Brian Knaley who will leave the Company.

Mr. Willman has previously served as General Manager of the Company’s ARC Stamping subsidiary since 2014, also known as Kecy Metal Technologies (“Kecy”), one of the industry’s leading precision metal stamping companies.  Prior to his affiliation with Kecy in 2013, Mr. Willman was employed by Plante Moran from 2008 to 2012 where he qualified for his CPA credentials and served in their tax, consulting, and audits teams.  Plante Moran is the 14th largest certified public accounting and business advisory firm in the United States offering audit, accounting, tax and business advisory consulting services.  Mr. Willman obtained his bachelor’s degree at Bowling Green University with dual majors in accounting and finance, with an additional concentration in economics.

Alan Quasha, CEO of the Company said: “The Board and I are very pleased that Aaron Willman is joining the executive team.  He has performed well in his subsidiary management role and we look forward to his continuing contributions.”  Mr. Quasha also commented, “We wish Mr. Knaley all the best in his future endeavors.”

The effective date for the transition of the Chief Financial Officer position will occur on the earlier of: (i) the first business day following the filing of the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2018; or (ii) September 20, 2018.

About ARC Group Worldwide

ARC Group Worldwide, Inc. is a global advanced manufacturing and metal 3D printing service provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding,  metal 3D printing,  metal stamping,  plastic injection molding, clean room injection molding, thixomolding,  and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates, and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements, and financial projections, including ARC's ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2017, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Investor Relations

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com